Exhibit 4.40

EXHIBIT A

GLOBAL-TECH APPLIANCES INC.

2005 EMPLOYEE STOCK OPTION PLAN

This Global-Tech Appliances Inc. 2005 Employee Stock Option Plan (the “2005 Plan”) is intended to: (1) provide an incentive to employees, directors and consultants of the Company, or any of its subsidiaries or a parent; (2) offer an additional inducement in obtaining the services of well-qualified persons; and (3) provide or increase such persons’ proprietary interests in the Company and align their interests with those of the Company’s shareholders. The 2005 Plan provides for the grant of: (a) “incentive stock options” (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (b) nonqualified stock options that do not qualify as ISOs (“NQSOs”); and (c) stock appreciation rights.

Section 1

ELIGIBILITY

Awards may be granted to any person who is an employee, director or consultant of Global-Tech Appliances Inc. (the “Company”), any of its Subsidiaries or a Parent.

Section 2

AVAILABLE SHARES

The aggregate number of common shares, $0.01 par value per share, of the Company (“Common Shares”), which may be issued under the 2005 Plan may not exceed one million eight hundred thousand (1,800,000). Such Common Shares may be, either in whole or in part, authorized but unissued Common Shares or Common Shares held in the treasury of the Company.

Any Common Share subject to an award which for any reason expires, is canceled or is terminated prior to exercise or which ceases for any reason to be exercisable shall again become available for the granting of awards under the 2005 Plan. For purposes of the aggregate limit on the number of Common Shares which may be issued under the 2005 Plan, only shares which are actually distributed upon exercise of stock appreciation rights awards shall count against the aggregate limit.

Section 3

ADMINISTRATION OF THE 2005 PLAN

The 2005 Plan shall be administered by a committee of at least two directors of the Company which is designated by the Board of Directors (the “Committee”). Unless otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors shall be the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, shall be the acts of the Committee.

The Committee shall have the authority, in its sole discretion, to: (i) determine the employees, directors and consultants who shall be granted awards; (ii) determine the terms of awards (including, without limitation, whether an option is an ISO or NQSO, terms relating to exercise dates, the form and timing of the payment of exercise prices, vesting, acceleration of exercise rights, the form and timing of payment and transfer restrictions); (iii) determine whether to subject the grant or exercise of all or any portion of an award to the fulfillment of contingencies as specified in the contract referred to in Section 11 (the “Contract”) and whether such contingencies have been met; (iv) determine whether a grantee has suffered a Disability (as defined in Section 19); (v) determine the amount, if any, necessary to satisfy the obligation of the Company, a subsidiary or a parent to withhold taxes or other amounts; (vi) determine the fair market value of a Common Share; (vii) construe, interpret, administer and implement the terms of the 2005 Plan, Contracts and related documents and practices; (viii) with the consent of the grantee, cancel or modify an award to the extent consistent with the then-prevailing 2005 Plan terms; (ix) create, modify and rescind rules, regulations and administrative forms relating to the Plan; and (x) correct any defect, supply any omission and reconcile any inconsistency in or between the 2005 Plan, any Contract and any related documents or practices.

Any controversy or claim arising out of or relating to the Plan, any award granted under the Plan or any Contract shall be resolved or determined unilaterally by the Committee in its sole discretion. The resolutions and determinations of the Committee on the matters referred to in this Section 3 shall be conclusive and binding on all parties.

No member or former member of the Committee shall be liable for any action, failure to act or determination made in good faith with respect to the 2005 Plan or any award hereunder. In addition, the Company shall indemnify and hold harmless each member and former member of the Committee and their respective successors, assigns, heirs and personal representatives from and against any liability, loss, claim, damage and expense (including, without limitation, attorneys’ fees and expenses) incurred in connection therewith by reason of any action, failure to act or determination made in good faith or in connection with the 2005 Plan or any award hereunder to the fullest extent permitted with respect to directors under the Company’s memorandum of association, articles of association, other governing documents and applicable law.

Section 4

ELIGIBILITY

The Committee may from time to time, in its sole discretion, consistent with the purposes of the 2005 Plan, grant awards to employees, directors and consultants of the Company, its subsidiaries, or a parent. Such awards granted shall cover such number of Common Shares as the Committee may determine, in its sole discretion, subject to the terms of the 2005 Plan; provided, however, that the aggregate market value (determined at the time an option is granted in accordance with Section 5) of the Common Shares for which any eligible employee may be granted ISOs under the 2005 Plan or any other plan of the Company, or of a Parent or a Subsidiary of the Company, which are exercisable for the first time by such optionee during any calendar year shall not exceed $100,000. Such ISO limitation shall be applied by taking ISOs into account in the order in which they were granted. Any option (or the portion thereof) granted in excess of such ISO limitation amount shall be treated as a NQSO.

Section 5

EXERCISE PRICE

The exercise price of the Common Shares under each award shall be determined by the Committee in its sole discretion; provided, however, that the exercise price of an award shall never be less than the Fair Market Value of the Common Shares subject to such award on the date of grant; and further, provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, of any of its subsidiaries or of a parent, the exercise price of such

ISO shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Shares subject to such ISO on the date of grant.

The Fair Market Value of a Common Share on any day shall be: (a) if the principal market for the Common Shares is a national securities exchange, the average of the highest and lowest sales price per Common Share on such day as reported by such exchange or on a composite tape reflecting transactions on such exchange, (b) if the principal market for the Common Shares is not a national securities exchange and the Common Shares are quoted on The Nasdaq Stock Market (“Nasdaq”) and (i) if actual sales price information is available with respect to the Common Shares, the average of the highest and lowest sales price per Common Share on such day on Nasdaq, or (ii) if such information is not available, the average of the highest bid and lowest asked prices per Common Share on such day on Nasdaq, or (c) if the principal market for the Common Shares is not a national securities exchange and the Common Shares are not quoted on Nasdaq, the average of the highest bid and lowest asked prices per Common Share on such day as reported on the OTC Bulletin Board or by the Pink Sheets or a comparable service. If clauses (a), (b) and (c) of this paragraph are all inapplicable, or if no trades have been made or no quotes are available for a particular day, the Fair Market Value of the Common Shares shall be determined by the Board of Directors by any reasonable valuation method that it selects that is consistent with exclusion of the 2005 Plan and the applicable Contract from coverage under section 409A of the Code.

Section 6

TERM

The term of each award granted pursuant to the 2005 Plan shall be such term as is established by the Committee, in its sole discretion, provided, however, that the term of each ISO granted pursuant to the Plan shall be for a period not exceeding ten (10) years from the date of grant thereof, and further, provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes or stock of the Company, of any of its subsidiaries or of a parent, the term of the ISO shall be for a period not exceeding five (5) years from the date of grant. Awards shall be subject to earlier termination as herein provided.

Section 7

EXERCISE, ADJUSTMENT OF SHARES SUBJECT TO AWARDS

Each award shall vest and become exercisable in accordance with the terms of the applicable Contract. An award (or any part or installment thereof), to the extent then exercisable, shall be exercised by giving written notice to the Company (in advance as determined by the Committee) at its principal office stating which award is being exercised, specifying the number of Common Shares or stock appreciation rights as to which such award is being exercised and accompanied by payment in full of the aggregate exercise price therefor, if any (or the amount due on exercise if the Contract permits installment payments, if any).

The aggregate exercise price shall be paid: (a) in cash or by certified check; or (b) if the applicable Contract permits: (i) with previously acquired Common Shares having an aggregate Fair Market Value on the date of exercise (determined in accordance with Section 5) equal to the aggregate exercise price of all awards being exercised; or (ii) with any combination of cash, certified check or Common Shares. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit payment of the exercise price of an award by delivery by the grantee of a properly executed notice, together with a copy of his irrevocable instructions to a broker acceptable to the Committee to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price. In connection therewith, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

A person entitled to receive Common Shares upon the exercise of an award shall not have the rights of a shareholder with respect to such Common Shares until the date of issuance of a stock certificate to him for such shares; provided, however, that until such stock certificate is issued, any grantee using previously acquired Common Shares in payment of an exercise price shall continue to have the rights of a shareholder with respect to such previously acquired shares.

No fractional Common Shares may be purchased or issued under the 2005 Plan. Except as may otherwise be provided in a Contract, any fractional shares shall be eliminated in determining the number of shares to be issued upon exercise of an award.

Section 8

TERMINATION OF RELATIONSHIP

Except as may be otherwise be expressly provided in the applicable Contract, any grantee whose relationship with the Company, its parent and subsidiaries as an employee, director or consultant (a “Relationship”) has terminated for any reason (other than as a result of the death or Disability of the optionee) may exercise such award, to the extent exercisable on the date of such termination, for a period not to exceed three months after the date of such termination. Notwithstanding the foregoing, but except as may otherwise be determined by the Committee in its sole discretion, if such Relationship is terminated: (a) for cause; or (b) without the consent of the Company, the award shall terminate immediately.

For the purposes of the 2005 Plan, an employment relationship shall be deemed to exist between an individual and a company if, at the time of the determination, the individual is an employee of such company for purposes of section 422(a) of the Code. As a result, an individual on military, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the 2005 Plan during such leave if the period of the leave does not exceed ninety days and the individual’s right to reemployment is not guaranteed by statute or by contract, the employment relationship shall be deemed to ) have terminated on the ninety-first day of such leave.

Except as may otherwise be expressly provided in the applicable Contract, awards granted under the 2005 Plan shall not be affected by any change in the status of the grantee so long as the grantee continues to be an employee of, director of, or a consultant to, the Company, any of its subsidiaries or a parent (regardless of having changed from one to the other or having been transferred from one corporation to another).

Nothing in the 2005 Plan or in any award granted under the 2005 Plan shall confer on any person any right to continue in the employ of, or as a consultant to, the Company, any of its subsidiaries or a parent, or interfere in any way with any right of the Company, any of its subsidiaries or a parent to terminate the grantee’s relationship at any time for any reason whatever without liability to the Company, its subsidiaries or a parent.

For purposes of this 2005 Plan, “cause” shall mean fraud or embezzlement by the grantee, gross negligence by the grantee in the performance or nonperformance of his duties for the Company, its subsidiaries or a parent, or the grantee’s material failure or refusal to perform his duties at any time as an employee of, director of, or consultant to, the Company, a subsidiary or a parent.

Section 9

DEATH OR DISABILITY OF A GRANTEE

Except as may otherwise be expressly provided in the applicable Contract, if a grantee dies while he or she is an employee of, director of, or consultant to, the Company, any subsidiaries or a parent, or his or her Relationship terminates by reason of his or her Disability, the award may be exercised, to the extent exercisable on the date of his or her death or in the event of his or her Disability, upon the effective date of such termination, by the grantee or his or her Legal Representative (as defined in Section 19) for a period not to exceed the twelve month period after the date of death or the effective date of such termination.

Section 10

COMPLIANCE WITH LAWS

The Committee may require, in its sole discretion, as a condition to any award being exercisable that either (a) a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Shares to be issued upon such exercise shall be effective and current at the time of exercise, or (b) there is an exemption from registration under the Securities Act for the issuance of the Common Shares upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to any award under the Securities Act or to keep any Registration Statement effective or current.

The Committee may require, in its sole discretion, as a condition to the exercise of any award that the grantee execute and deliver to the Company representations and warranties, in form, substance and scope satisfactory to the Committee, which the Committee determines are necessary or convenient to facilitate the perfection of an exemption from the registration requirements of the Securities Act, other applicable securities laws or other legal requirement, including without limitation that (a) the Common Shares to be issued upon the exercise of the award are being acquired by the grantee for his own account, for investment only and not with a view to the resale or distribution thereof, and (b) any subsequent resale or distribution of Common Shares by such grantee will be made only pursuant to (i) a Registration Statement under the Securities Act which is effective and current with respect to the Common Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the grantee shall prior to any offer of sale or sale of such Common Shares provide the Company with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution.

In addition, if at any time the Committee shall determine, in its sole discretion, that the listing or qualification of the Common Shares subject to such award on any securities exchange, Nasdaq or under any applicable law, or the consent or approval of any governmental authority or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an award or the issue of Common Shares thereunder, such award may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

The Company does not represent or warrant, either expressly or impliedly, that any option meets the requirements for ISOs or that any award is exempt from taxation under section 409A of the Code.

Section 11

AWARD CONTRACTS

Each award shall be evidenced by an appropriate Contract which shall be duly executed by the Company and the grantee, and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee. A Contract may provide that, upon exercise of stock appreciation rights, a grantee is entitled to a distribution of Common Shares with a Fair Market Value equal to the difference between the exercise price and the Fair Market Value of the underlying Common Shares, cash equal to the difference between the exercise price and the Fair Market Value of the Common Shares or a combination thereof.

Section 12

ADJUSTMENTS UPON CHANGES IN COMMON SHARES

Notwithstanding any other provision of the 2005 Plan, in the event of a stock dividend, spin-off, split-up, combination, reclassification, recapitalization, merger in which the Company is the surviving corporation, or exchange of shares or other capital adjustment that results in a change in the number or kind of Common Shares which are authorized for issuance or which are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the 2005 Plan, the aggregate number and kind of shares subject to each outstanding award and the exercise price thereof may be adjusted accordingly by the Board of Directors, whose determination shall be conclusive and binding on all parties.

In the event that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any changes in the Common Shares by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a “Reorganization Event”) or in the event that the Board of Directors shall propose that the Company enter into a Reorganization Event, the Committee may in its discretion take any or all of the following actions:

(i)	by written notice to each grantee provide that his awards will be terminated unless exercised within fifteen days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such awards), and

(ii)	advance the dates upon which any or all outstanding awards shall become vested and exercisable.

Whenever deemed appropriate by the Committee, any action referred to in the preceding paragraph may be made conditional upon the consummation of the applicable Reorganization Event.

Section 13

AMENDMENTS AND TERMINATION OF THE 2005 PLAN

The 2005 Plan was adopted by the Board of Directors on October 6, 2005. No award may be granted under the 2005 Plan after October 6, 2015. The Board of Directors, without further approval of the Company’s shareholders, may at anytime suspend or terminate the 2005 Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, in order that ISOs granted hereunder meet the requirements for “incentive stock options” under the Code, to comply with the provisions of Rule 16b-3, section 409A of the Code, or any change in applicable law; provided, however, that no amendment shall be effective without the prior or subsequent shareholder approval required under applicable law or the Code which would (a) except as contemplated in Section 12, increase the maximum number of Common Shares for which awards may be granted under the 2005 Plan; or (b) change the eligibility requirements to receive award hereunder. No termination, suspension or amendment of the 2005 Plan shall, without the consent of the holder of an existing and outstanding award affected thereby, materially and adversely affect his rights under such award. The power of the Committee to construe and administer any awards granted under the 2005 Plan prior to the termination or suspension of the 2005 Plan nevertheless shall continue after such termination or during such suspension.

Section 14

NON-TRANSFERABILITY OF AWARDS

Except as may be permitted in a Contract upon express terms approved by the Committee, no award granted under the 2005 Plan shall be transferable otherwise than by will or the laws of descent and distribution, and options and stock appreciation rights may be exercised, during the lifetime of the optionee or right holder, only by the optionee, right holder or his Legal Representatives. Except to the extent provided above, options and stock appreciation rights may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process, and any such attempted assignment, transfer, pledge, hypothecation or disposition shall be null and void ab initio and of no force or effect.

Section 15

WITHHOLDING TAXES

The Company may withhold: (a) cash; (b) subject to any limitations under Rule 16b-3, Common Shares to be issued with respect thereto having an aggregate fair market value on the exercise date (determined in accordance with Section 5); or (c) any combination thereof, in an amount equal to the amount which the Committee determines is necessary to satisfy the obligation of the Company, a Subsidiary or a Parent to withhold federal, state and local income taxes or other amounts incurred by reason of the grant or exercise of an award, its disposition, or the disposition of the underlying Common Shares. Alternatively, the Company may require the holder to pay to the Company such amounts, in cash, promptly upon demand.

Section 16

STOCK LEGENDS; PAYMENTS OF EXPENSES

The Company may endorse such legend or legends upon the certificate for Common Shares issued upon exercise of an award under the 2005 Plan and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to: (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act and any other applicable securities laws; (b) implement the provisions of the 2005 Plan or any agreement between the Company and the optionee with respect to such Common Shares; or (c) permit the Company to determine the occurrence of a “disqualifying disposition,” as described in section 421(b) of the Code, of the Common Shares issued or transferred upon the exercise of an ISO granted under the 2005 Plan.

The Company shall withhold taxes to the extent required by law upon issuance of shares of Common Stock or payment of cash pursuant to the exercise of any award granted under the 2005 Plan.

Section 17

USE OF PROCEEDS

The cash proceeds from the sale or distribution of Common Shares pursuant to the exercise of awards under the 2005 Plan shall be added to the general funds of the Company and used for such corporate purposes as the Board of Directors may determine.

Section 18

SUBSTITUTIONS AND ASSUMPTIONS OF

AWARDS OF CERTAIN CONSTITUENT CORPORATIONS

Anything in this 2005 Plan to the contrary notwithstanding, the Board of Directors may, without further approval by the shareholders, substitute new awards for prior awards of a Constituent Corporation (as defined in Section 19) or assume the prior options of such Constituent Corporation.

Section 19

DEFINITIONS

For the purpose of the 2005 Plan, the following terms shall be defined as set forth below:

(a)	Constituent Corporation. The term “Constituent Corporation” shall mean any corporation which engages with the Company, any of its subsidiaries or a parent in a transaction to which section 424(a) of the Code applies (or would apply if the option assumed or substituted were an ISO), or any Parent or any Subsidiary of such corporation.

(b)	Disability. The term “Disability” shall mean a permanent and total disability within the meaning of section 22(e)(3) of the Code.

(c)	Legal Representative. The term “Legal Representative” shall mean the executor, administrator or other person who at the time is entitled by law to exercise the rights of a deceased or incapacitated optionee with respect to an option granted under the Plan.

(d)	Parent. The term “Parent” shall have the same definition as “parent corporation” in section 424(e) of the Code.

(e)	Subsidiary. The term “Subsidiary” shall have the same definition as “subsidiary corporation” in section 424(f) of the Code.

Section 20

NATURE OF PAYMENTS

Any and all payments of Common Shares hereunder shall be granted, transferred or paid in consideration of services performed for the Company or any of its Subsidiaries or Parent by the grantee.

All such grants, issuances and payments shall constitute a special incentive payment to the grantee and shall not, unless otherwise determined by the Committee, be taken into account in computing the amount of salary or compensation of the grantee for the purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any of its Subsidiaries or Parent or (ii) any agreement between the Company or any of its Subsidiaries or Parent, on the one hand, and the grantee on the other hand.

Nothing contained in the 2005 Plan shall be deemed in any way to limit or restrict the Company, any of its Subsidiaries or Parent or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

Section 21

GOVERNING LAW AND CONSTRUCTION

The 2005 Plan, such awards as may be granted hereunder and all related matters shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, without regard to conflict of law provisions.

Neither the 2005 Plan nor any Contract shall be construed or interpreted with any presumption against the Company by reason of the Company causing the 2005 Plan or Contract to be drafted. Whenever from the context it appears appropriate, any term stated in either the singular or plural shall include the singular and plural, and any term stated in the masculine, feminine or neuter gender shall include masculine, feminine and neuter.

Section 22

PARTIAL INVALIDITY

The invalidity, illegality or unenforceability of any provision in the 2005 Plan or any Contract shall not affect the validity, legality or enforceability of any other provisions, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

Section 23

SHAREHOLDER APPROVAL

The 2005 Plan shall take effect upon its adoption by the Board of Directors, but the 2005 Plan shall be subject to the approval of the holders of a majority of the securities of the Company present, in person or by proxy, and entitled to vote at a meeting of shareholders held in accordance with applicable law. No awards granted hereunder may be exercised prior to such approval; provided, however, that the date of grant of any award shall be determined as if the 2005 Plan had been subject to such approval. Notwithstanding the foregoing, if the 2005 Plan is not approved by a vote of the shareholders of the Company on or before November 30, 2005, the 2005 Plan and any awards granted hereunder shall be null and void ab initio.

Section 24

NONQUALIFIED DEFERRED COMPENSATION

The 2005 Plan and all awards hereunder are intended to meet the requirements for exclusion from the definition of “nonqualified deferred compensation” under section 409A of the Code. Except to the extent expressly and unambiguously provided to the contrary in any Contracts, the 2005 Plan, all Contracts and related documents shall be construed and administered in a manner consistent with the requirements for exclusion from coverage under section 409A of the Code. Without limiting the foregoing, in no event shall a grantee have an opportunity to defer his or her award or the proceeds thereof, whether under the 2005 Plan or any other plan, program or arrangement of the Company, a Subsidiary or a Parent, except for the deferral of income inherent in the award itself.